                                                                    Exhibit 99.1

                         Index to Financial Statements

                                                                            Page
                                                                            ----
LYONDELL CHEMICAL COMPANY

Report of Independent Accountants..........................................    2

Consolidated Financial Statements:

  Consolidated Statements of Income........................................    3
  Consolidated Balance Sheets..............................................    4
  Consolidated Statements of Cash Flows....................................    5
  Consolidated Statements of Stockholders' Equity..........................    6
  Notes to Consolidated Financial Statements...............................    7

                           LYONDELL CHEMICAL COMPANY

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Lyondell Chemical Company

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Lyondell Chemical Company (formerly Lyondell Petrochemical Company) and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Houston, Texas
February 26, 1999

                           LYONDELL CHEMICAL COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                           For the year ended
                                                              December 31
                                                          ----------------------
Millions of dollars, except per share data                 1998    1997    1996
------------------------------------------                ------  ------  ------
Sales and other operating revenues:
  Unrelated parties...................................... $1,447  $2,346  $4,734
  Related parties........................................     --     532     318
                                                          ------  ------  ------
                                                           1,447   2,878   5,052
                                                          ------  ------  ------
Income from equity investments (before unusual charges):
  Equistar Chemicals, LP.................................    134      30      --
  LYONDELL-CITGO Refining LP.............................    116     102      --
  Lyondell Methanol Company, L.P.........................      6      --      --
                                                          ------  ------  ------
                                                             256     132      --
                                                          ------  ------  ------
Gain on sale of assets...................................     --      --      30
                                                          ------  ------  ------
Operating costs and expenses:
  Cost of sales:
    Unrelated parties....................................  1,089   1,827   4,320
    Related parties......................................     --     423     250
  Selling, general and administrative expenses...........    126     186     234
  Research and development expense.......................     26      --      --
  Amortization of goodwill and other intangible assets...     41      --      --
  Unusual charges........................................     82      40      --
                                                          ------  ------  ------
                                                           1,364   2,476   4,804
                                                          ------  ------  ------
  Operating income.......................................    339     534     278

Interest expense.........................................   (287)    (75)    (81)
Interest income..........................................     25      14       3
Other income (expense), net..............................     12     (17)     (4)
                                                          ------  ------  ------
Income before income taxes...............................     89     456     196
Provision for income taxes...............................     37     170      70
                                                          ------  ------  ------
Net income............................................... $   52  $  286  $  126
                                                          ======  ======  ======
Basic and diluted earnings per share..................... $  .67  $ 3.58  $ 1.58
                                                          ======  ======  ======


                See Notes to Consolidated Financial Statements.

                           LYONDELL CHEMICAL COMPANY

                          CONSOLIDATED BALANCE SHEETS

                                                                 December 31
                                                                --------------
Millions of dollars                                              1998    1997
-------------------                                             ------  ------
ASSETS
Current assets:
  Cash and cash equivalents.................................... $  233  $   86
  Accounts receivable:
    Trade, net.................................................    473       1
    Related parties............................................      6       4
  Inventories..................................................    550      --
  Prepaid expenses and other current assets....................     64      12
                                                                ------  ------
      Total current assets.....................................  1,326     103
                                                                ------  ------
Property, plant and equipment, net.............................  4,511      46
Investment in affiliates:
  Equistar Chemicals, LP.......................................    660   1,063
  LYONDELL-CITGO Refining LP...................................     84     104
  Lyondell Methanol Company, L.P...............................     50      --
Receivable from LYONDELL-CITGO Refining LP.....................    231     196
Other investments and long-term receivables....................     53      --
Goodwill, net..................................................  1,430      --
Deferred charges and other assets..............................    880      47
                                                                ------  ------
Total assets................................................... $9,225  $1,559
                                                                ======  ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable:
    Trade...................................................... $  252  $   87
    Related parties............................................      1      97
  Notes payable................................................     --     100
  Current maturities of long-term debt.........................  1,603      --
  Other accrued liabilities....................................    481      24
                                                                ------  ------
      Total current liabilities................................  2,337     308
                                                                ------  ------
Long-term debt, less current maturities........................  5,391     345
Other liabilities and deferred credits.........................    294      73
Deferred income taxes..........................................    413     209
Commitments and contingencies
Minority interest..............................................    216       5
Stockholders' equity:
  Preferred stock, $.01 par value, 80,000,000 shares
   authorized, none outstanding................................     --      --
  Common stock, $1.00 par value, 250,000,000 shares authorized,
   80,000,000 issued...........................................     80      80
  Additional paid-in capital...................................    158     158
  Retained earnings............................................    387     407
  Accumulated other comprehensive income.......................     32      --
  Treasury stock, at cost, 2,978,203 and 1,015,512 shares,
   respectively................................................    (83)    (26)
                                                                ------  ------
      Total stockholders' equity...............................    574     619
                                                                ------  ------
Total liabilities and stockholders' equity..................... $9,225  $1,559
                                                                ======  ======

                See Notes to Consolidated Financial Statements.

                           LYONDELL CHEMICAL COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         For the year ended
                                                             December 31
                                                         ---------------------
Millions of dollars                                       1998    1997   1996
-------------------                                      -------  -----  -----
Cash flows from operating activities:
 Net income............................................. $    52  $ 286  $ 126
 Adjustments to reconcile net income to net cash
  provided by operating activities, net of the effects
  of purchase accounting and deconsolidation of
  affiliates:
  Depreciation and amortization.........................     138     84    110
  Unusual charges.......................................      57     --     --
  Deferred income taxes.................................      76     43     50
  Minority interest.....................................       6     17      4
  Gain on sale of assets................................      --     --    (30)
  Decrease (increase) in accounts receivable............      93    (64)   (94)
  Increase in inventories...............................     (15)   (37)   (29)
  (Decrease) increase in accounts payable...............    (160)   (44)   160
  Net change in other working capital accounts..........      36     (2)     6
  Other.................................................     (20)   (14)   (71)
                                                         -------  -----  -----
    Net cash provided by operating activities...........     263    269    232
                                                         -------  -----  -----
Cash flows from investing activities:
 Acquisition of ARCO Chemical Company, net of cash
  acquired..............................................  (5,869)    --     --
 Expenditures for property, plant and equipment.........     (64)   (49)  (609)
 Proceeds from sales of assets..........................      --     --     55
 Contributions and advances to affiliates...............     (35)   (86)    --
 Distributions from affiliates in excess of earnings....     435     72     --
 Deconsolidation of affiliates..........................     (11)   (12)    --
                                                         -------  -----  -----
    Net cash used in investing activities...............  (5,544)   (75)  (554)
                                                         -------  -----  -----
Cash flows from financing activities:
 Proceeds from issuance of long-term debt...............   6,500     --    502
 Payment of debt issuance costs.........................    (130)    --     (3)
 Net (decrease) increase in short-term debt.............    (100)    50    (43)
 Repayments of long-term debt...........................    (715)  (112)  (150)
 Minority owners (distributions) contributions..........      --    (16)   146
 Repurchase of common stock.............................     (59)   (26)    --
 Dividends paid.........................................     (70)   (72)   (72)
                                                         -------  -----  -----
    Net cash provided by (used in) financing
     activities.........................................   5,426   (176)   380
                                                         -------  -----  -----
Effect of exchange rate changes on cash.................       2     --     --
                                                         -------  -----  -----
Increase in cash and cash equivalents...................     147     18     58
Cash and cash equivalents at beginning of period........      86     68     10
                                                         -------  -----  -----
Cash and cash equivalents at end of period.............. $   233  $  86  $  68
                                                         =======  =====  =====

                See Notes to Consolidated Financial Statements.

                           LYONDELL CHEMICAL COMPANY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                               Accumulated
                           Common Stock   Additional              Other
Millions of dollars,      ---------------  Paid-In   Retained Comprehensive Comprehensive
except per share data     Issued Treasury  Capital   Earnings    Income        Income
---------------------     ------ -------- ---------- -------- ------------- -------------
Balance, January 1, 1996
 (80,000,000 shares
 issued)................   $80     $ --      $158      $142        $--          $ --
  Net income............    --       --        --       126         --           126
  Cash dividends ($.90
   per share)...........    --       --        --       (72)        --            --
  Other.................    --       --        --        (3)        --            --
                           ---     ----      ----      ----        ---          ----
                                                                                $126
                                                                                ====
Balance, December 31,
 1996
 (80,000,000 shares
 issued)................    80       --       158       193         --          $ --
  Net income............    --       --        --       286         --           286
  Cash dividends ($.90
   per share)...........    --       --        --       (72)        --            --
  Purchase of 1,015,512
   treasury shares......    --      (26)       --        --         --            --
                           ---     ----      ----      ----        ---          ----
                                                                                $286
                                                                                ====
Balance, December 31,
 1997
 (80,000,000 shares
 issued; 1,015,512
 treasury shares).......    80      (26)      158       407         --          $ --
  Net income............    --       --        --        52         --            52
  Cash dividends ($.90
   per share)...........    --       --        --       (70)        --            --
  Purchase of 2,051,539
   treasury shares......    --      (59)       --        --         --            --
  Reissuance of 88,848
   treasury shares under
   restricted stock
   plan.................    --        2        --        --         --            --
  Foreign currency
   translation, net of
   tax of $25...........    --       --        --        --         32            32
  Other.................    --       --        --        (2)        --            --
                           ---     ----      ----      ----        ---          ----
                                                                                $ 84
                                                                                ====
Balance, December 31,
 1998
 (80,000,000 shares
 issued; 2,978,203
 treasury shares).......   $80     $(83)     $158      $387        $32
                           ===     ====      ====      ====        ===


                See Notes to Consolidated Financial Statements.

                           LYONDELL CHEMICAL COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of the Company and Operations

  Lyondell Chemical Company ("Company" or "Lyondell"), formerly Lyondell Petrochemical Company, operates in the (i) intermediate chemicals and derivatives, (ii) petrochemicals, (iii) polymers, (iv) refining and (v) methanol businesses through its wholly owned subsidiary, ARCO Chemical Company ("ARCO Chemical" or "Acquired Business"), acquired by the Company as of July 28, 1998 (see Note 3), and through the Company's joint venture ownership interests in Equistar Chemicals, LP ("Equistar"), LYONDELL-CITGO Refining LP ("LCR"), formerly LYONDELL-CITGO Refining Company Ltd., and Lyondell Methanol Company, L.P. ("Lyondell Methanol").

  The Acquired Business, now named Lyondell Chemical Worldwide, Inc., is the world's largest producer of propylene oxide ("PO") and a leading worldwide producer and marketer of polyether polyols, propylene glycol, propylene glycol ethers, toluene diisocyanate ("TDI"), styrene monomer ("SM") and methyl tertiary butyl ether ("MTBE"). The Acquired Business is reported as the intermediate chemicals and derivatives segment.

  The Company's operations in the petrochemicals and polymers segments are conducted through its joint venture ownership interest in Equistar (see Note
4). The Company accounts for its investment in Equistar using the equity method of accounting. Prior to the formation of Equistar on December 1, 1997, the Company's assets and operations of the petrochemicals and polymers businesses were fully consolidated in the consolidated financial statements of the Company.

  Equistar's petrochemicals division consists of: olefins, including ethylene, propylene, butadiene, butylenes and specialty products; aromatics, including benzene and toluene; oxygenated chemicals, including ethylene oxide and derivatives, MTBE, ethyl alcohol and diethyl ether; and specialty chemicals, including refinery blending stocks.

  Equistar's polymers division consists of: polyolefins, including high density polyethylene ("HDPE"), low density polyethylene ("LDPE"), linear-low density polyethylene ("LLDPE") and polypropylene; and performance polymers products, including color concentrates and compounds, wire and cable resins and compounds, adhesive resins, and fine powders.

  The Company's operations in the refining segment are conducted through its joint venture ownership interest in LCR (see Note 5). This segment consists of: refined petroleum products, including conventional and reformulated gasoline, low sulfur diesel and jet fuel; aromatics produced at LCR's full-conversion Houston, Texas refinery ("Refinery"), including benzene, toluene, paraxylene and orthoxylene; lubricants, including industrial lubricants, motor oils, white oils, process oils and base oils; carbon black oil; sulfur; residual oil; petroleum coke fuel; olefins feedstocks; and crude oil resales. LCR sells its principal refined products to the Company's joint venture partner in LCR, CITGO Petroleum Corporation ("CITGO").

  The Company has additional operations conducted through its joint venture ownership interest in Lyondell Methanol (see Note 6). These operations consist of methanol and other petrochemical products produced by its methanol facility. Effective January 1, 1998, Lyondell began to account for its investment in Lyondell Methanol using the equity method of accounting. Prior to 1998, Lyondell Methanol's assets and operations were fully consolidated in the consolidated financial statements.

  From its formation in 1985 through June 1988, the Company operated as a division of Atlantic Richfield Company ("ARCO"). In July 1988, ARCO transferred the division's assets and liabilities along with additional pipeline assets, to its wholly owned subsidiary, Lyondell Petrochemical Company, a Delaware corporation. In January 1989, ARCO completed an initial public offering of approximately 50.1 percent of the

                           LYONDELL CHEMICAL COMPANY

Company's common stock. In August 1994, ARCO issued three-year debt securities ("Exchangeable Notes") which were exchangeable upon maturity on September 15, 1997 into Lyondell common stock or an equivalent cash value, at ARCO's option. On September 15, 1997, ARCO delivered shares of Lyondell common stock to the holders of the Exchangeable Notes. The Company purchased the remaining 383,312 shares of common stock held by ARCO after the conversion. As of December 31, 1998 and 1997, ARCO owned no shares of Lyondell common stock.

2. Summary of Significant Accounting Policies

  Basis of Presentation--The 1998 Consolidated Financial Statements include the accounts of the Company and its subsidiaries, including the results of operations of the Acquired Business for the five months ended December 31, 1998. The Company's joint venture ownership interests in Equistar for 1998 and December 1997, in LCR for 1998 and 1997, and in Lyondell Methanol for 1998, are reported as equity investments and are not consolidated into the Company's financial statements. Lyondell Methanol is fully consolidated into the Company's financial statements for 1997 and 1996, and LCR is fully consolidated only for 1996. Additionally, the Company has an investment in a 50 percent owned affiliate that is accounted for using the equity method of accounting. All significant transactions between the entities of the Company have been eliminated from the Consolidated Financial Statements.

  Revenue Recognition--Revenue from product sales is generally recognized upon delivery of products to the customer.

  Equity Method of Accounting--Investments in joint ventures ("JVs") where the Company exerts a certain minimum level of management control, but lacks full decision making ability over all major issues, are accounted for using the equity method of accounting. Under those circumstances, this accounting treatment is used even though the Company's ownership percentage may exceed 50 percent. Under this method, the operations of the JVs are not consolidated line by line with those of the Company. Instead, the Company's portion of the JVs' net income is included in the Consolidated Statements of Income as "Income from equity investments" and the Company's portion of the JVs' net assets appears in the Consolidated Balance Sheets as "Investment in affiliates." Cash advances to, and distributions in excess of earnings from the JVs, are reflected as individual line items in the Consolidated Statements of Cash Flows.

  Cash and Cash Equivalents--Cash equivalents consist of highly liquid debt instruments such as certificates of deposit, commercial paper and money market accounts purchased with an original maturity date of three months or less. Cash equivalents are stated at cost, which approximates fair value. The Company's policy is to invest cash in conservative, highly rated instruments and limit the amount of credit exposure to any one institution. The Company performs periodic evaluations of the relative credit standing of these financial institutions, which are considered in the Company's investment strategy.

  The Company has no requirements for compensating balances in a specific amount at a specific point in time. The Company does maintain compensating balances for some of its banking services and products. Such balances are maintained on an average basis and are solely at the Company's discretion. As a result, none of the Company's cash is restricted.

  Accounts Receivable--The Company sells its products primarily to other industrial concerns in the petrochemicals and refining industries. The Company performs ongoing credit evaluations of its customers' financial condition, and, in certain circumstances, requires letters of credit from them. The Company's allowance for doubtful accounts receivable, which is reflected in the Consolidated Balance Sheets as a reduction of accounts receivable, totaled $11 million at December 31, 1998. The Company had no significant allowance for doubtful accounts recorded at December 31, 1997.

                           LYONDELL CHEMICAL COMPANY

  Property, Plant and Equipment--Property, plant and equipment are recorded at cost. Depreciation of manufacturing facilities and equipment is computed using the straight-line method over the estimated useful lives of the related assets ranging from 5 to 30 years.

  Upon retirement or sale, the Company removes the cost of the asset and the related accumulated depreciation from the accounts and reflects any resulting gain or loss in the Consolidated Statements of Income. The Company's policy is to capitalize interest cost incurred on debt during the construction of major projects exceeding one year.

  Turnaround Maintenance and Repair Expenses--Cost of repairs and maintenance incurred in connection with turnarounds of major units at the Company's manufacturing facilities exceeding $5 million are deferred and amortized using the straight-line method, until the next planned turnaround, generally four to six years.

  Goodwill--Goodwill represents the excess of purchase price paid over the value assigned to the net tangible assets of a business acquired. This intangible asset is amortized over 40 years, the estimated useful life, using the straight-line method. See Long-Lived Asset Impairment below.

  Deferred Charges--Deferred charges are carried at cost and consist primarily of the value assigned to patents and licensed technology, capacity reservation fees and other long-term processing rights and costs. These assets are amortized using the straight-line method over their estimated useful lives or the term of the related agreement, if shorter.

  Environmental Remediation Costs--Expenditures related to investigation and remediation of contaminated sites, which include operating facilities and waste disposal sites, are accrued when it is probable a liability has been incurred and the amount of the liability can reasonably be estimated. Estimates have not been discounted to present value. Environmental remediation costs are expensed or capitalized in accordance with generally accepted accounting principles.

  Pension and Other Postretirement Benefit Plans--During 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 132, Employers' Disclosures about Pensions and Other Retirement Benefits. The provisions of SFAS No. 132 revise employer disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of these plans. SFAS No. 132 standardizes the disclosure requirements for these plans, to the extent practicable.

  Minority Interest--Minority interest in 1998 primarily represents the interest of third-party investors in a partnership that owns one of the Company's two domestic PO/SM plants. The Company retains a majority interest in the partnership. The minority interest share of the partnership's income and loss is reported in "Other income (expense), net" in the Consolidated Statements of Income.

  Exchanges--Crude oil and finished product exchange transactions, which involve homogeneous commodities in the same line of business and do not involve the payment or receipt of cash, are not accounted for as purchases and sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the normal LIFO valuation policy.

  Income Taxes--Deferred income taxes result from temporary differences in the recognition of revenues and expenses for tax and financial reporting purposes and are calculated based upon cumulative book and tax differences in the Consolidated Balance Sheets in accordance with SFAS No. 109, Accounting for Income Taxes. Valuation allowances are provided against deferred tax assets which are not likely to be realized in full.

  Foreign Currency Translation--Where the local currency is the functional currency, the financial statements of international operations are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and the average exchange rate for each period for revenues, expenses, gains

                           LYONDELL CHEMICAL COMPANY
and losses. Translation adjustments are recorded as a separate component of "Accumulated other comprehensive income" in the stockholders' equity section of the Consolidated Balance Sheets. Where the U.S. dollar is the functional currency, remeasurement adjustments are recorded as foreign exchange gains and losses in the Consolidated Statements of Income.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Long-Lived Asset Impairment--In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company reviews its long-lived assets, including goodwill, for impairment on an exception basis whenever events or changes in circumstances indicate a potential loss in utility. Impairment losses are recognized in the Consolidated Statements of Income.

  Segment and Related Information--In 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 supercedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the management approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect the results of operations or the financial position of the Company (see Note 22).

  Reclassifications--Certain previously reported amounts have been restated to conform to classifications adopted in 1998.

3. Purchase of ARCO Chemical Company

  As of July 28, 1998, the Company completed its acquisition of ARCO Chemical ("Acquisition"). The transaction was financed through a $7.0 billion Credit Facility (see Note 16). This Acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations of the Acquired Business are included in the Company's Consolidated Statements of Income prospectively from August 1, 1998. The acquisition cost of approximately $5.9 billion has been allocated to the assets acquired and liabilities assumed based upon the estimated fair value of such assets and liabilities at the date of acquisition. The Company is awaiting additional information related to the fair value of certain assets acquired and liabilities assumed. Management does not expect the finalization of these matters to have a material effect on the purchase price allocation. In connection with the acquisition, the Company accrued liabilities for costs associated with the delay of construction of the PO-11 plant, vesting of certain key manager benefits pursuant to a change of control provision, severance costs for the involuntary termination of certain headquarters employees, and relocation costs for moving personnel to the Company's Houston headquarters. The liability totaled $255 million at the date of acquisition. Through December 31, 1998, the Company had paid and charged approximately $132 million against the liability.

  Approximately $57 million, or less than one percent of the purchase price, was allocated to purchased in-process research and development. This included three projects valued at $29 million, $18 million and $10 million, respectively, representing two new product applications and one new process technology. The activities represented by these projects will be continued by the Company and the values assigned represent intangibles with no alternative future use. Accordingly, the Company wrote off the in-process research and development,

                           LYONDELL CHEMICAL COMPANY
recording a nonrecurring charge of $57 million in the third quarter 1998 (see
Note 7). The excess of purchase price paid over the estimated fair value of net assets acquired was allocated to goodwill. The amount allocated to goodwill was approximately $1.4 billion and is being amortized, using the straight-line method, over 40 years, the estimated useful life.

  The fair value of the assets acquired and liabilities assumed, net of cash acquired, was as follows:

      Millions of dollars
      -------------------
      Current assets, net of cash acquired.............................. $1,133
      Property, plant and equipment.....................................  4,454
      Purchased in-process research and development.....................     57
      Goodwill..........................................................  1,445
      Deferred charges and other assets.................................  1,124
      Current liabilities...............................................   (599)
      Long-term debt....................................................   (952)
      Other liabilities and deferred credits............................   (793)
                                                                         ------
      Purchase price, net of cash acquired.............................. $5,869
                                                                         ======

  The unaudited pro forma combined historical results of the Company and ARCO Chemical, giving effect to the Acquisition, the Credit Facility drawdown, the formation of Equistar, and the deconsolidation of Lyondell Methanol as of the beginning of 1998 and 1997, respectively, are as follows:

                                                                  For the year
                                                                      ended
                                                                   December 31
                                                                  -------------
      Millions of dollars, except per share data                   1998   1997
      ----------------------------------------------------------- ------ ------
      Sales and other operating revenues......................... $3,553 $3,995
      Income from equity investments.............................    256    526
      Unusual charges............................................     62    215
      Operating income...........................................    631    663
      Net income.................................................     42     27
      Basic and diluted earnings per share.......................    .54    .34

  The unaudited pro forma data presented above are not necessarily indicative of the results of operations of the Company that would have occurred had such transactions actually been consummated as of the beginning of 1998 and 1997, respectively, nor are they necessarily indicative of future results.

4. Equity Interest in Equistar Chemicals, LP

  Equistar was formed on December 1, 1997 as a joint venture between the Company and Millennium Chemicals Inc. ("Millennium"), to own and operate the businesses contributed by the partners. Lyondell contributed substantially all of the assets comprising its petrochemicals and polymers business segments, while Millennium contributed substantially all of the assets comprising its polyethylene and related products, performance polymers and ethyl alcohol businesses, which had been held in Millennium Petrochemicals Inc., a wholly-owned subsidiary of Millennium. On May 15, 1998, the ethylene, propylene and ethylene oxide and derivatives businesses of Occidental Chemical Corporation, a subsidiary of Occidental Petroleum Corporation ("Occidental"), were contributed to Equistar ("Occidental Contributed Business"). Equistar is operated as a Delaware limited partnership owned by subsidiaries of the Company, Millennium and Occidental ("Partners").

                           LYONDELL CHEMICAL COMPANY

  Lyondell currently has a 41.0 percent joint venture ownership interest, while Millennium and Occidental each have 29.5 percent. Prior to the addition of Occidental as a partner on May 15, 1998, the Company had a 57.0 percent joint venture ownership interest, while Millennium had 43.0 percent. Because the Partners jointly control certain management decisions, Lyondell accounts for its investment in Equistar using the equity method of accounting.

  Summarized financial information for Equistar is as follows:

                                                             December 31
                                                      -------------------------
      Millions of dollars                                 1998         1997
      -------------------                             ------------ ------------
      BALANCE SHEETS
      Total current assets..........................     $1,130       $1,192
      Property, plant and equipment, net............      4,075        2,118
      Goodwill, net.................................      1,151        1,139
      Deferred charges and other assets.............        312          151
                                                         ------       ------
      Total assets..................................     $6,668       $4,600
                                                         ======       ======
      Current maturities of long-term debt..........     $  150       $   36
      Other current liabilities.....................        488          300
      Long-term debt, less current maturities.......      1,865        1,512
      Capital lease obligations.....................        205           --
      Other liabilities and deferred credits........         75           34
      Partners' capital.............................      3,885        3,063
      Note receivable from Lyondell.................         --         (345)
                                                         ------       ------
      Total liabilities and partners' capital.......     $6,668       $4,600
                                                         ======       ======

                                                      For the year For the one
                                                         ended     month ended
                                                      December 31, December 31,
                                                          1998         1997
                                                      ------------ ------------
      STATEMENTS OF INCOME
      Sales and other operating revenues............     $4,363       $  365
      Cost of sales.................................      3,773          287
      Selling, general and administrative expenses..        273           21
      Unusual charges...............................         35           42
                                                         ------       ------
      Operating income..............................        282           15
      Interest expense, net.........................        139            8
                                                         ------       ------
      Net income....................................     $  143       $    7
                                                         ======       ======

      SELECTED CASH FLOW INFORMATION
      Depreciation and amortization.................     $  268       $   19
      Expenditures for property, plant and
       equipment....................................        200           12

  The Company's $134 million and $30 million share of Equistar's income before unusual charges for the one year and for the one month ended December 31, 1998 and 1997, respectively, are presented as "Income from equity investments" in Equistar in the Consolidated Statements of Income. The Company's $15 million and $24 million share of Equistar's unusual charges for the year ended December 31, 1998 and the one month

                           LYONDELL CHEMICAL COMPANY
ended December 31, 1997, respectively, are included in the "Unusual charges" line in the Consolidated Statements of Income (see Note 7).

  At the formation of Equistar and adjusted for the addition of the Occidental Contributed Business on May 15, 1998, the difference between the Company's investment in Equistar and its underlying equity in Equistar's net assets was approximately $900 million. This difference is being accreted into income of the Company over 25 years using the straight-line method. This accretion is included in "Income from equity investments" in Equistar in the Consolidated Statements of Income.

  Included in "Sales and other operating revenues" above are $97 million in sales to Lyondell for the five months ended December 31, 1998. Sales to LCR included above were $236 million for the year ended December 31, 1998 and $27 million for the month of December 1997. In addition, Equistar purchased $2 million from Lyondell for the five months ended December 31, 1998, which is included in Equistar's "Cost of sales" above. Purchases from LCR during the year ended December 31, 1998 and for the month of December 1997, included in Equistar's "Cost of sales" totaled $131 million and $10 million, respectively.

  The Company has various service and cost sharing arrangements with Equistar. Billings to Equistar were approximately $3 million for the year ended December 31, 1998. Billings from Equistar were approximately $1 million for the year ended December 31, 1998.

5. Equity Interest in LYONDELL-CITGO Refining LP

  In July 1993, LCR was formed to own and operate the Company's refining business. LCR is structured as a Delaware limited partnership (formerly a Texas limited liability company) owned by subsidiaries of the Company and CITGO. LCR completed a major upgrade project at the Refinery ("Upgrade Project") during the first quarter of 1997, which enabled the facility to process substantial additional volumes of extra heavy crude oil. As a result of the completion of the Upgrade Project, effective April 1, 1997, the participation interests changed to reflect CITGO's equity contribution to the Upgrade Project. The participation interests changed from approximately 86 percent and 14 percent for the Company and CITGO, respectively, and are currently 58.75 percent and
41.25 percent for the Company and CITGO, respectively. Net income before depreciation expense for the period is allocated to LCR's owners based upon participation interests. Depreciation expense is allocated to the owners based upon contributed assets.

  Pursuant to contractual arrangements and concurrent with the completion of the Upgrade Project, the authority and responsibility for certain management decisions previously decided by majority vote, and therefore controlled by the Company, changed to unanimous vote, resulting in joint control of LCR by Lyondell and CITGO. Consequently, effective January 1, 1997, the Company began to account for its investment in LCR using the equity method of accounting.

                           LYONDELL CHEMICAL COMPANY

  Summarized financial information for LCR is as follows. The results below include a restatement for a pricing adjustment between LCR and Lyondell recorded in 1996 and retroactive to 1993.

                                                                   December 31
                                                                  -------------
      Millions of dollars                                          1998   1997
      -------------------                                         ------ ------
      BALANCE SHEETS
      Total current assets....................................... $  197 $  243
      Property, plant and equipment, net.........................  1,370  1,391
      Deferred charges and other assets..........................     70     47
                                                                  ------ ------
      Total assets............................................... $1,637 $1,681
                                                                  ====== ======
      Total current liabilities.................................. $  203 $  293
      Long-term debt.............................................    717    663
      Other liabilities and deferred credits.....................     68     52
      Partners' capital..........................................    649    673
                                                                  ------ ------
      Total liabilities and partners' capital.................... $1,637 $1,681
                                                                  ====== ======

                                                            For the year ended
                                                               December 31
                                                           --------------------
                                                            1998   1997   1996
                                                           ------ ------ ------
      STATEMENTS OF INCOME
      Sales and other operating revenues.................. $2,055 $2,695 $2,816
      Cost of sales.......................................  1,754  2,442  2,750
      Selling, general and administrative expenses........     78     72     62
      Unusual charges.....................................     10     --     --
                                                           ------ ------ ------
      Operating income....................................    213    181      4
      Interest expense, net...............................     43     35     --
      State income taxes..................................      1      1     --
                                                           ------ ------ ------
      Net income.......................................... $  169 $  145 $    4
                                                           ====== ====== ======

      SELECTED CASH FLOW INFORMATION
      Depreciation and amortization....................... $  100 $   91 $   35
      Expenditures for property, plant and equipment......     61     85    529

  Included in sales and other operating revenues above are $181 million and $175 million in sales to Lyondell for the eleven months ended November 30, 1997 and the year ended December 31, 1996, respectively. Sales to Equistar included above were $131 million for the year ended December 31, 1998 and $10 million for the month of December 1997. In addition, LCR purchased $325 million and $234 million, primarily product purchases, from Lyondell for the eleven months ended November 30, 1997 and the year ended December 31, 1996, respectively, which are included in LCR's cost of sales. Purchases from Equistar during the year ended December 31, 1998 and for the month of December 1997, included in LCR's cost of sales, totaled $236 million and $27 million, respectively.

  The Company has various service and cost sharing arrangements with LCR. Billings to LCR were approximately $4 million, $7 million, and $11 million for the years ended December 31, 1998, 1997 and 1996, respectively. Billings from LCR were approximately $4 million, $5 million, and $3 million for the years ended December 31, 1998, 1997 and 1996, respectively.

                           LYONDELL CHEMICAL COMPANY

  In addition, during 1998 and 1997, the Company received interest payments of approximately $9 million and $13 million respectively, for interest on loans related to funding a portion of the Upgrade Project and certain other capital expenditures at the Refinery.

  LCR has a long-term crude supply agreement ("Crude Supply Agreement") with Lagoven, S.A., now known as PDVSA Petroleo y Gas, S.A. ("PDVSA Oil"), an affiliate of CITGO. Under the Crude Supply Agreement, LCR is required to purchase, and PDVSA Oil is required to sell, up to 230,000 barrels per day of extra heavy Venezuelan crude oil. PDVSA Oil has the right, but not the obligation, to supply incremental amounts above 230,000 barrels per day. The Crude Supply Agreement incorporates formula prices to be paid by LCR for the crude oil supplied based on the market value of a slate of refined products deemed to be produced from each particular crude oil or feedstock, less: (i) certain deemed refining costs, adjustable for inflation and energy costs; (ii) certain actual costs; and (iii) a deemed margin, which varies according to the grade of crude oil or other feedstock delivered. Deemed margins and deemed costs are adjusted periodically. These adjustments are based upon inflation rates and energy costs, however, deemed margin adjustments can be less than the rate of inflation. Because deemed operating costs and the slate of refined products deemed to be produced for a given barrel of crude oil or other feedstock do not necessarily reflect the actual costs and yields in any period and also because the market value of the refined products used in the pricing formula does not necessarily reflect the actual price received for the refined products, the actual refining margin earned by LCR under the Crude Supply Agreement will vary depending upon, among other things, the efficiency with which LCR conducts its operations during such period.

  Despite the limitations discussed above, the Crude Supply Agreement reduces the volatility of earnings and cash flow of the refining operations of LCR irrespective of market fluctuations of either crude oil or refined products. Specifically, if the market value of refined products deemed to be produced from the Venezuelan crude oil increases, the deemed cost of crude oil to LCR will also increase. Alternatively, if the market value of refined products deemed to be produced from the Venezuelan crude oil decreases, the deemed cost of crude oil to LCR will also decrease. This results in relatively stable deemed margins, regardless of refined products market volatility. If the actual yields, costs or volumes, differ substantially from those contemplated by the Crude Supply Agreement, the benefits of this agreement to LCR could be substantially different than anticipated.

  In addition, under the terms of a long-term product sales agreement ("Products Agreement"), CITGO purchases substantially all of the refined products produced at the Refinery. Both PDVSA Oil and CITGO are direct or indirect, wholly-owned subsidiaries of Petroleos de Venezuela, S.A., the national oil company of the Republic of Venezuela.

  Under the terms of the Limited Partnership Agreement of LYONDELL-CITGO Refining LP, CITGO has a one-time option to increase its participation interest in LCR up to 50 percent by making an additional equity contribution after January 1, 2000, but not later than September 30, 2000.

6. Equity Interest in Lyondell Methanol Company, L.P.

  Lyondell Methanol was formed in December 1996 by the Company and MCN Investment Corporation ("MCNIC") to own and operate the methanol facility at the Company's Channelview, Texas facility. At formation, the Company sold an undivided 25 percent interest in the facility to MCNIC, creating Lyondell Methanol, a Texas limited partnership owned by subsidiaries of the Company and MCNIC. The Company owns the remaining 75 percent interest and serves as managing partner. Since December 1, 1997, Equistar has served as operator of the methanol facility. Lyondell Methanol sells all of its products to Equistar.

                           LYONDELL CHEMICAL COMPANY

  In accordance with the guidance in Emerging Issues Task Force Issue No. 96-16 issued in May 1997, the Company began to account for its investment in Lyondell Methanol using the equity method of accounting, effective January 1, 1998.

  During 1998 and 1997, Lyondell Methanol revenues were $104 million and $165 million and net income was $8 million and $58 million, respectively.

7. Unusual Charges

  During 1998, the Company wrote off $57 million of costs assigned to purchased in-process research and development in connection with the Acquired Business. The Company's pro rata share of Equistar's unusual charges for 1998 and 1997 was $15 million and $24 million, respectively, and consisted primarily of costs associated with the consolidation of certain operations. These costs were paid by Equistar and allocated to the Partners in accordance with their ownership percentages. Lyondell's pro rata share of LCR's unusual charges related to a new agreement with LCR's labor union. Additionally, related to the formation of Equistar, Lyondell incurred unusual charges in 1998 and 1997 related to the early termination of incentive compensation plans and executive severance.

  The unusual charges consisted of the following items for the years ended December 31:

      Millions of dollars                                              1998 1997
      -------------------                                              ---- ----
      Purchased in-process research and development................... $57  $--
      Lyondell's pro rata share of Equistar unusual charges...........  15   24
      Lyondell's pro rata share of LCR unusual charges................   6   --
      Lyondell incentive compensation and executive severance.........   4   16
                                                                       ---  ---
        Total unusual charges......................................... $82  $40
                                                                       ===  ===

8. Income Taxes

  The significant components of the provision for income taxes were as follows for the years ended December 31:

      Millions of dollars                                       1998  1997 1996
      -------------------                                       ----  ---- ----
      Current
        Federal...............................................  $(44) $114 $ 19
        Foreign...............................................     6    --   --
        State.................................................    (1)   13    1
                                                                ----  ---- ----
          Total current.......................................   (39)  127   20
                                                                ----  ---- ----
      Deferred
        Federal...............................................    69    43   48
        Foreign...............................................    (1)   --   --
        State.................................................     8    --    2
                                                                ----  ---- ----
          Total deferred......................................    76    43   50
                                                                ----  ---- ----
          Total provision for income taxes....................  $ 37  $170 $ 70
                                                                ====  ==== ====

                           LYONDELL CHEMICAL COMPANY

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes, and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets were as follows as of December 31:

      Millions of dollars                                            1998  1997
      -------------------                                            ----  ----
      Deferred tax liabilities:
        Tax over book depreciation and amortization................  $452  $ --
        Investments in partnerships................................   251   230
        Other......................................................    30    --
                                                                     ----  ----
          Total deferred tax liabilities...........................   733   230
                                                                     ----  ----
      Deferred tax assets:
        Provisions for benefit plans and estimated expenses........   236    25
        Federal benefit attributable to foreign taxes..............   100    --
        Federal tax credit carryforwards...........................    57    --
        Other......................................................    30     2
                                                                     ----  ----
          Total deferred tax assets................................   423    27
        Deferred tax asset valuation allowance.....................   (27)   --
                                                                     ----  ----
          Net deferred tax assets..................................   396    27
                                                                     ----  ----
      Net deferred tax liabilities.................................   337   203
      Less current portion of deferred tax liability (asset).......    --    (6)
                                                                     ----  ----
        Long-term deferred income taxes............................  $337  $209
                                                                     ====  ====

  At December 31, 1998, net deferred tax assets of $76 million were classified as "Deferred charges and other assets" on the Consolidated Balance Sheets.

  Under Internal Revenue Code Sections 338 (g) and (h) (10), Lyondell and ARCO agreed to elect to step up the U.S. tax basis of the Acquired Company's net assets. This will result in significantly increased depreciation and amortization deductions for U.S. tax purposes.

  The reconciliation of income tax computed at the U.S. federal statutory tax rate to the Company's effective tax rate follows:

      Description                                            1998  1997  1996
      -----------                                            ----  ----  ----
      U.S. statutory income tax rate........................ 35.0% 35.0% 35.0%
        Increase (reduction) in taxes resulting from:
          Foreign and U.S. tax effects of foreign
           operations.......................................  6.9    --    --
          State income taxes, net of federal................  4.9   1.8   1.2
          Settlement of tax issues.......................... (5.1)   --    --
          Officer compensation..............................   --    .9    --
          Other, net........................................  (.2)  (.4)  (.5)
                                                             ----  ----  ----
      Effective income tax rate............................. 41.5% 37.3% 35.7%
                                                             ====  ====  ====

                           LYONDELL CHEMICAL COMPANY

9. Related Party Transactions

  Atlantic Richfield Company--Sales to ARCO, excluding sales to ARCO Chemical Company, were $31 million in 1996. Cost of sales and selling expenses include charges from ARCO, excluding costs to ARCO Chemical Company, of $23 million in 1996. The Company purchased 383,312 shares of its common stock held by ARCO after the conversion of the Exchangeable Notes on September 15, 1997 at a price of $25.66 per share. After that transaction, ARCO ceased to be a related party.

  Sales by Lyondell to ARCO Chemical, an ARCO affiliate and therefore a related party until September 1997, consisting of propylene, MTBE, benzene, ethylene, methanol and other products and services, were $206 million and $287 million during 1997 and 1996, respectively.

  In July 1996, a fire occurred at the ARCO PipeLine Company meter station located within the Channelview Facility. The fire forced the shutdown of the entire Channelview Facility for several days and more than two weeks for some units. The Company recovered lost profits from ARCO PipeLine Company for this shutdown. The recovery was included in 1996 reported results.

10. Accounts Receivable

  In December 1998, the Company entered into a three-year receivables purchase agreement with an independent issuer of receivables-backed commercial paper. Under the terms of the agreement, the Company agreed to sell on an ongoing basis and without recourse, designated accounts receivable. To maintain the balance of the accounts receivable sold, the Company is obligated to sell new receivables as existing receivables are collected. The agreement permits the sale of up to $175 million of accounts receivable through December 2001.

  At December 31, 1998, the Company's gross accounts receivable that had been sold to the purchasers aggregated $160 million. This amount has been reported as operating cash flows in the Consolidated Statements of Cash Flows. Costs related to the sale are included in "Other income (expense), net" in the Consolidated Statements of Income.

11. Inventories

  Inventories are stated at the lower of cost or market. In 1998, approximately 94 percent of inventories, excluding materials and supplies, were determined by the last-in, first-out ("LIFO") method. Materials and supplies and other non-LIFO inventories are valued using either the first-in, first-out ("FIFO") or the average cost methods.

  Inventories at December 31, 1998 were comprised of the following:

      Millions of dollars
      -------------------
      Finished goods....................................................... $459
      Work-in-process......................................................   18
      Raw materials........................................................   34
      Materials and supplies...............................................   39
                                                                            ----
        Total inventories.................................................. $550
                                                                            ====

  As of December 31, 1997, all of Lyondell's inventories had been contributed to Equistar.

                           LYONDELL CHEMICAL COMPANY

12. Property, Plant and Equipment, Net

  The components of property, plant and equipment, at cost, and the related accumulated depreciation were as follows at December 31:

      Millions of dollars                                            1998  1997
      -------------------                                           ------ ----
      Land......................................................... $   19 $ --
      Manufacturing facilities and equipment.......................  4,470  138
      Construction in progress.....................................     98   --
                                                                    ------ ----
        Total property, plant and equipment........................  4,587  138
      Less accumulated depreciation................................     76   92
                                                                    ------ ----
        Property, plant and equipment, net......................... $4,511 $ 46
                                                                    ====== ====

  Depreciation expense for 1998, 1997 and 1996 was $75 million, $71 million and $89 million, respectively. Approximately $32 million of interest cost during 1996 was capitalized as property, plant and equipment. No interest was capitalized during 1998 and 1997. At December 31, 1997, the Company's manufacturing facilities and equipment consisted of the assets owned by Lyondell Methanol.

13. Deferred Charges and Other Assets

  Deferred charges and other assets, net of accumulated amortization, were as follows at December 31:

      Millions of dollars                                             1998 1997
      -------------------                                             ---- ----
      Patents and licensed technology................................ $236 $ --
      Company owned life insurance...................................  184   43
      Contractual rights.............................................  138   --
      Debt issue costs, net..........................................  109   --
      Other..........................................................  213    4
                                                                      ---- ----
        Total deferred charges and other assets...................... $880 $ 47
                                                                      ==== ====

  The increase in deferred charges and other assets in 1998 is primarily due to the purchase of the Acquired Business.

14. Other Accrued Liabilities

  Other accrued liabilities were as follows at December 31:

      Millions of dollars                                             1998 1997
      -------------------                                             ---- ----
      Accrued payroll and benefits................................... $148 $  6
      Accrued contractual obligations................................  139   --
      Accrued interest...............................................   55    2
      Accrued taxes other than income................................   49   11
      Other..........................................................   90    5
                                                                      ---- ----
        Total other accrued liabilities.............................. $481 $ 24
                                                                      ==== ====

                           LYONDELL CHEMICAL COMPANY

15. Pension and Other Postretirement Benefits

  The Company provides defined pension and postretirement benefit plans to employees. The following table provides a reconciliation of benefit obligations, plan assets and the funded status of the plans:

                                                                  Other
                                                  Pension    Postretirement
                                                 Benefits       Benefits
                                                 ----------  ----------------
Millions of dollars                              1998  1997   1998     1997
-------------------                              ----  ----  -------  -------
Change in benefit obligation:
 Benefit obligation, January 1.................. $136  $118  $     5  $    25
 Service cost...................................    7     6        1        3
 Interest cost..................................   18    10        2        2
 Plan amendments................................   --    --       --      (18)
 Actuarial loss.................................   42    21        5        5
 Effect of settlement...........................   10    (9)      --       --
 Acquisition of ARCO Chemical...................  303    --       61       --
 Transfer to Equistar...........................   --    --       --      (12)
 Benefits paid..................................  (29)  (10)      (1)      --
                                                 ----  ----  -------  -------
 Benefit obligation, December 31................  487   136       73        5
                                                 ----  ----  -------  -------
Change in plan assets:
 Fair value of plan assets, January 1...........  103    90       --       --
 Actual return of plan assets...................   11    14       --       --
 Company contributions..........................   12     9        1       --
 Acquisition of ARCO Chemical...................  351    --       --       --
 Benefits paid..................................  (29)  (10)      (1)      --
                                                 ----  ----  -------  -------
 Fair value of plan assets, December 31.........  448   103       --       --
                                                 ----  ----  -------  -------
 Funded status..................................  (39)  (33)     (73)      (5)
 Unrecognized actuarial loss....................   70    21        8        4
 Unrecognized prior service cost................    6     3      (18)     (20)
 Unrecognized transition obligation (asset).....    5    (2)      --       --
                                                 ----  ----  -------  -------
 Net amount recognized.......................... $ 42  $(11) $   (83) $   (21)
                                                 ====  ====  =======  =======
Amounts recognized in the Consolidated Balance
 Sheets consist of:
 Prepaid benefit cost........................... $ 54  $ --  $    --  $    --
 Accrued benefit liability......................  (12)  (11)     (83)     (21)
                                                 ----  ----  -------  -------
 Net amount recognized.......................... $ 42  $(11) $   (83) $   (21)
                                                 ====  ====  =======  =======

  The above table for pension benefits includes foreign pension plans of ARCO Chemical. These plans constituted approximately 20 percent of the benefit obligation and 23 percent of the plan assets at December 31, 1998. The assumptions used in determining the net periodic pension cost and pension obligation for foreign pension plans were based on the economic environment of each applicable country.

  The benefit obligation and accumulated benefit obligation for pension plans with accumulated benefit obligations in excess of plan assets were $19 million and $11 million, respectively, as of December 31, 1998 and $11 million and $7 million, respectively, as of December 31, 1997. These plans are not funded and consisted primarily of supplementary benefit plans for executives and expatriates.

  In connection with the formation of Equistar, pension obligations and assets were not contributed by Lyondell to Equistar. The employees transferred to Equistar became fully vested in the Lyondell pension plan effective December 1, 1997 and no longer accrue pension service with Lyondell. However, an accrued

                           LYONDELL CHEMICAL COMPANY
postretirement benefit obligation of $12 million associated with Lyondell employees transferred to Equistar was contributed to Equistar by Lyondell.

  Net periodic pension and other postretirement benefit costs included the following components:

                                                                       Other
                                                    Pension        Postretirement
Millions of dollars                                 Benefits          Benefits
------------------------------------------------ ----------------  ---------------
                                                 1998  1997  1996  1998  1997 1996
Components of net periodic benefit cost:         ----  ----  ----  ----  ---- ----
 Service cost................................... $  7  $ 6   $ 10  $ 1   $ 3  $ 4
 Interest cost..................................   19   10     12    2     2    4
 Expected return of plan assets.................  (24)  (8)   (10)  --    --   --
 Prior service cost amortization................   --   --     --   (1)   --   --
 Actuarial loss amortization....................    1    1      1   --    --   --
 Transition obligation amortization.............   --   --      1   --    --   --
                                                 ----  ---   ----  ---   ---  ---
 Net periodic benefit cost before settlement....    3    9     14    2     5    8
 Effect of settlement...........................    2   --     --   --    --   --
                                                 ----  ---   ----  ---   ---  ---
 Net periodic benefit cost after settlement..... $  5  $ 9   $ 14  $ 2   $ 5  $ 8
                                                 ====  ===   ====  ===   ===  ===

  The above net periodic benefit costs included eleven months of 1997 and the full-year 1996 costs of the business contributed to Equistar on December 1, 1997, as well as the 1996 net periodic benefit costs of LCR.

                                                                 Other
                                              Pension        Postretirement
                                              Benefits          Benefits
                                           ----------------  ----------------
                                           1998  1997  1996  1998  1997  1996
                                           ----  ----  ----  ----  ----  ----
Weighted-average assumptions as of
 December 31:
 Discount rate............................ 6.75% 7.25% 7.50% 6.75% 7.25% 7.50%
 Expected return on plan assets........... 9.50% 9.50% 9.50%   --    --    --
 Rate of compensation increase............ 4.75% 4.75% 5.00% 4.75% 4.75% 5.00%

  For measurement purposes, the assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 1998 was 7.0 percent for 1999-2001 and 5.0 percent thereafter. A one-percentage-point increase in assumed health care cost trend rates would increase the postretirement benefit obligation by $10 million, while a one-percentage-point decrease would reduce the obligation by $8 million. The effect of a one-percentage-point change would be less than $1 million on the total of the service and interest cost components.

16. Long-Term Debt and Financing Arrangements

  In connection with its purchase of the Acquired Business, the Company executed a bank credit agreement providing for aggregate borrowings of up to $7.0 billion ("Credit Facility"). As part of the acquisition, the Company assumed approximately $870 million of ARCO Chemical debt. Borrowings under the Credit Facility of $6.5 billion were used for: (i) the purchase of approximately 97.4 million shares of ARCO Chemical common stock; (ii) repayment of debt, including the $345 million term note payable to Equistar, short-term borrowings of Lyondell and ARCO Chemical and other long-term borrowings of ARCO Chemical; and (iii) payment of certain debt issuance costs.

  The Credit Facility comprises: (i) a five-year revolving credit facility of up to $500 million to be used for general corporate purposes ("Revolving Credit Facility"); and (ii) four separate term loans ("Term Loans") in the amounts of:
(a) $2.0 billion ("Term Loan A") to be amortized over five years; (b) $1.25 billion ("Term Loan B") to be amortized over seven years; (c) $1.25 billion with principal maturing on June 30, 1999 ("Term Loan C"); and (d) $2.0 billion with principal maturing on June 30, 2000 ("Term Loan D"). All of the Term Loans were funded on July 28, 1998. No amounts have been funded to date under the Revolving Credit

                           LYONDELL CHEMICAL COMPANY

Facility. The Credit Facility is collateralized by cash flow streams from the Company's three joint ventures and the Company's common stock ownership in its subsidiaries.

  The Term Loans bear interest at the following rates: (i) Term Loan A--LIBOR plus 2.0 percent; (ii) Term Loan B--LIBOR plus 2.5 percent; (iii) Term Loan C-- LIBOR plus 2.0 percent; and (iv) Term Loan D--LIBOR plus 2.0 percent.

  Mandatory prepayments from certain sources of funds are required with respect to the Term Loans until such time as: (i) Term Loans C and D are repaid in full, including accrued interest and fees thereon; and (ii) Lyondell has achieved investment grade ratings of at least BBB- and Baa3 from Standard & Poor's Ratings Services and Moody's Investors Service, Inc., respectively. The sources of funds for mandatory prepayments include: (i) cash proceeds received from or as a result of: (a) certain equity or debt issuances; (b) the recapitalization of LCR; and (c) asset sales, as defined; and (ii) 50 percent of annual excess cash flow, as defined, less the aggregate principal amount prepaid under the Term Loans.

  Under the covenant provisions of the Credit Facility, the Company has agreed to, among other things: (i) maintain certain specified financial ratios and consolidated net worth (as defined in the Credit Facility); (ii) refrain from making certain distributions with respect to Lyondell's common stock; (iii) refrain from making certain investments, as defined; (iv) refrain from allowing its subsidiaries to incur certain types and amounts of debt; and (v) use its best efforts to maintain certain ownership interests in its joint ventures and to ensure that the joint ventures maintain certain capital expenditure, debt level and cash distribution policies. The Credit Facility requires the Company, among other things, to issue $1.25 billion of equity, as defined, by July 23, 1999. The breach of any of the covenants or financial requirements in the Credit Facility could result in a default thereunder, which would permit the lenders to declare the loans immediately payable and to terminate future lending commitments. The Company intends to seek an amendment to the Credit Facility that would, among other things, substantially reduce the requirements for the sale of equity and ease the financial ratio requirements. The amendment requires approval by lenders holding a majority of the commitments. Subject to the foregoing, the Company intends to complete an amendment of the Credit Facility and to effect debt and equity offerings in the second quarter of 1999, using the proceeds to meet the June 1999 debt maturity. In addition, the Company is actively exploring alternative means of retiring or refinancing debt, including other financing sources, enhancement of operating cash flows through cost reductions, management of working capital levels and sales of assets. Accordingly, the Company believes that it will be able to satisfy its obligations through the actions discussed above.

  Long-term debt at December 31, 1998 and 1997 consisted of the following:

      Millions of dollars                                          1998   1997
      -------------------                                         ------ ------
      Term Loan A................................................ $1,852 $   --
      Term Loan B................................................  1,248     --
      Term Loan C................................................  1,250     --
      Term Loan D................................................  2,000     --
      Debentures due 2000, 9.9%..................................    200     --
      Debentures due 2005, 9.375%................................    100     --
      Debentures due 2010, 10.25%................................    100     --
      Debentures due 2020, 9.8%..................................    224     --
      Other......................................................     20     --
      Term note to Equistar......................................     --    345
                                                                  ------ ------
        Total long-term debt.....................................  6,994    345
      Less current maturities....................................  1,603     --
                                                                  ------ ------
        Long-term debt, net...................................... $5,391 $  345
                                                                  ====== ======

  Lyondell transferred $744 million of long-term debt to Equistar on December 1, 1997 of which $713 million was outstanding at December 31, 1998. Lyondell remains an obligor on the debt. Under certain limited circumstances the debt holders have the right to require repurchase of up to $313 million of the debt.

                           LYONDELL CHEMICAL COMPANY

  Aggregate maturities of all long-term debt during the next five years are $1.6 billion in 1999, $2.6 billion in 2000, $445 million in 2001, $445 million in 2002, $446 million in 2003, and $1.4 billion thereafter.

17. Financial Instruments

  The Company does not buy or sell, or hold or issue financial instruments for speculative trading purposes.

  Foreign currency swap and forward contracts are used to minimize foreign exchange exposures. Foreign exchange exposures result from cash flows between U.S. and international operations and transactions denominated in currencies other than the local currency of an operating entity. Swap contracts and forward contracts are used to hedge foreign exchange exposures The notional amounts of foreign currency contracts outstanding, principally involving the Netherlands guilder, were $205 million at December 31, 1998 with various maturity dates in 1999.

  Gains and losses, realized and unrealized, on foreign currency forward and swap contracts as well as realized and unrealized gains and losses on the underlying exposures are recognized currently in "Other income (expense), net" in the Consolidated Statements of Income.

  During 1998, to mitigate interest rate exposure on its anticipated future public debt issuance, the Company entered into treasury-rate lock transactions ("Treasury Locks") in the notional amount of $1 billion. The Treasury Locks, which are based on U.S. Treasury rates have an average interest rate of 5.52 percent with a determination date of August 5, 1999. The Company's accounting policy is to defer any gains and losses on the Treasury Locks, and recognize them as an adjustment to interest expense over the term of the debt issued. The fair value of the Treasury Locks at December 31, 1998 was an obligation of approximately $53 million, resulting from a decline in the relevant U.S. Treasury rates. Had the Company issued the anticipated fixed-rate debt as of December 31, 1998, it would have benefited from a lower interest rate on the debt issued, resulting in lower interest expense over the life of the debt, that would have been an offset to the potential settlement of the Treasury Locks.

  The carrying value and the estimated fair value of the Company's financial instruments as of December 31, 1998 are shown as assets (liabilities) in the table below.

                                                                     1998
                                                                ---------------
                                                                Carrying  Fair
      Millions of dollars                                        Value   Value
      -------------------                                       -------- ------
      Nonderivatives:
        Investments and long-term receivables..................  $1,078  $1,078
        Long-term debt (including current maturities)..........   6,994   7,027
      Derivatives:
        Treasury locks.........................................      --     (53)
        Foreign currency swaps.................................     (10)    (11)
        Foreign currency forwards..............................      (1)     (1)

  All derivative instruments are off-balance-sheet instruments, however net receivable or payable positions related to derivative instruments are carried on the balance sheet.

  The fair value of all nonderivative financial instruments included in current assets and current liabilities, including cash and cash equivalents, accounts receivable, accounts payable and notes payable, approximated their carrying value due to their short maturity. Investments and long-term receivables, which consist primarily of equity investments in affiliated companies, were valued using current financial and other available information. Based upon the borrowing rates currently available to the Company for debt with terms and average maturities similar to the Company's debt portfolio, the fair value of the Company's long-term debt, including amounts due within one year, was $7.0 billion at December 31, 1998. The fair value of derivative financial instruments represents the amount to be exchanged if the existing contracts were settled at December 31, 1998 and are based on market quotes.

                           LYONDELL CHEMICAL COMPANY

  The Company is exposed to credit risk related to its financial instruments in the event of nonperformance by the counterparties. The Company does not generally require collateral or other security to support these financial instruments. The counterparties to these transactions are major institutions deemed creditworthy by the Company. The Company does not anticipate nonperformance by the counterparties.

  For the year ended December 31, 1998, the results of foreign exchange transactions, including foreign currency derivative instruments, were not significant.

18. Commitments and Contingencies

  The Company has commitments, including those related to capital expenditures, all made in the normal course of business. During August 1998, as contemplated at the time of the Acquisition, Lyondell announced the delay of construction of a PO plant, known as PO-11, that ARCO Chemical had previously scheduled for startup in late 2001. As part of the delay, the Company is negotiating the cancellation of the related lump-sum contract for the engineering, procurement and construction of the PO-11 plant. The Company recorded estimated liabilities for penalties and cancellation charges related to the cancellation of the lump-sum contract and related commitments at the time of the acquisition of ARCO Chemical (see Note 3).

  The Acquired Business is party to a long-term supply arrangement for toluene diisocyanate ("TDI"). Under the arrangement, the Company is entitled to all of the TDI output of the supplier's two plants in France, which have a combined rated capacity of approximately 264 million pounds per year. The Company is required to purchase a minimum of 216 million pounds of TDI per year for up to 15 years, beginning January 1, 1995. The aggregate purchase price is a combination of plant cost and market price. The Company is further obligated to pay additional capacity reservation fees based upon plant output factors.

  Prior to the formation of Equistar on December 1, 1997, the Company was party to various unconditional purchase obligation contracts as a purchaser of product and services. The Company's total purchases under those agreements, including LCR for 1996, were $27 million and $47 million in 1997 and 1996, respectively.

  Crude Supply Agreement--Depending upon market conditions, breach or termination of LCR's Crude Supply Agreement could adversely affect LCR, and therefore, the Company. Although the parties have negotiated alternate arrangements in the event of a force majeure, which may arise from, among other things, governmental or other actions restricting or otherwise limiting PDVSA Oil's ability to perform its obligations, any such alternative arrangements may not be as beneficial as the Crude Supply Agreement. There can be no assurance that alternative crude oils with similar margins would be available for purchase by LCR. Furthermore, the breach or termination of the Crude Supply Agreement would require LCR to return to the practice of purchasing all or a portion of its crude oil feedstocks in the merchant market and would again subject LCR to significant volatility and price fluctuations. In late April 1998, LCR received notification from PDVSA Oil of reduced delivery of crude oil related to announced OPEC production cuts. LCR began receiving the reduced allocation of crude oil from PDVSA Oil in August 1998.

  Cross Indemnity Agreement--In connection with the transfer of assets and liabilities from ARCO to the Company in 1988, the Company agreed to assume certain liabilities arising out of the operation of the Company's integrated petrochemicals and refining business prior to July 1, 1988. In connection with the transfer of such liabilities, the Company and ARCO entered into an agreement, updated in 1997 ("Revised Cross-Indemnity Agreement"), whereby the Company agreed to defend and indemnify ARCO against certain uninsured claims and liabilities which ARCO may incur relating to the operation of the business of the Company prior to July 1, 1988, including certain liabilities which may arise out of pending and future lawsuits. For current and future cases related to Company products and Company operations, ARCO and the Company bear a proportionate share of judgment and settlement costs according to a formula that allocates responsibility based upon years of ownership during the relevant time period. The party with the more significant potential

                           LYONDELL CHEMICAL COMPANY
liability exposure is responsible for case management and associated costs while allowing the non-case managing party to protect its interests. Under the Revised Cross-Indemnity Agreement, the Company will assume responsibility for its proportionate share of future costs for waste site matters not covered by ARCO insurance. Subject to the uncertainty inherent in all litigation, management believes the resolution of the matters pursuant to the Revised Cross-Indemnity Agreement will not have a material adverse effect upon the Consolidated Financial Statements of the Company.

  In connection with the Acquisition, the Company succeeded, indirectly, to a cross indemnity agreement with ARCO whereby ARCO Chemical indemnified ARCO against certain claims or liabilities that ARCO may incur relating to ARCO's former ownership and operation of the businesses of ARCO Chemical ("Former ARCO Businesses"), including liabilities under laws relating to the protection of the environment and the workplace, and liabilities arising out of certain litigation. As part of the agreement, ARCO indemnified ARCO Chemical with respect to claims or liabilities and other matters of litigation not related to the Former ARCO Businesses. ARCO also indemnified ARCO Chemical for certain federal, foreign, state, and local taxes that might be assessed upon audit of the operations of the Former ARCO Businesses for periods prior to July 1, 1987.

  Indemnification Arrangements Relating to Equistar--Lyondell, Millennium and Occidental have each agreed to provide certain indemnifications to Equistar with respect to the petrochemicals and polymers businesses contributed by the Partners. In addition, Equistar agreed to assume third party claims that are related to certain pre-closing contingent liabilities asserted prior to December 1, 2004 for Lyondell and Millennium, and May 15, 2005 for Occidental, to the extent the aggregate thereof does not exceed $7 million to each Partner, subject to certain terms of the respective Asset Contribution Agreements. During the thirteen months ended December 31, 1998, approximately $1 million had been expensed by Equistar under the $7 million indemnification basket with respect to the business contributed by Lyondell.

  Environmental--The Company's policy is to be in compliance with all applicable environmental laws. The Company is subject to extensive environmental laws and regulations concerning emissions to the air, discharges to surface and subsurface waters and the generation, handling, storage, transportation, treatment and disposal of waste materials. Some of these laws and regulations are subject to varying and conflicting interpretations. In addition, the Company cannot accurately predict future developments, such as increasingly strict environmental laws and inspection and enforcement policies, as well as higher compliance costs arising therefrom, which might affect the handling, manufacture, use, emission or disposal of products, other materials or hazardous and non-hazardous waste.

  Pursuant to the terms of the Revised Cross-Indemnity Agreement, the Company is currently contributing funds to the clean up of one waste site (Brio, located near Houston, Texas) under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") as amended and the Superfund Amendments and Reauthorization Act of 1986. The Company is also subject to certain assessment and remedial actions at the Refinery under the Resource Conservation and Recovery Act ("RCRA"). In addition, the Company has negotiated an order with the Texas Natural Resource Conservation Commission ("TNRCC") for assessment and remediation of groundwater and soil contamination at the Refinery.

  As of December 31, 1998, the Company has accrued $9 million related to future CERCLA, RCRA and TNRCC assessment and remediation costs associated with the above mentioned sites. The costs are expected to be incurred over the next two to seven years. In the opinion of management, there is currently no material range of loss in excess of the amount recorded for these sites. However, it is possible that new information about the sites for which the reserve has been established, new technology or future developments such as involvement in other CERCLA, RCRA, TNRCC or other comparable state law investigations, could require the Company to reassess its potential exposure related to environmental matters.

                           LYONDELL CHEMICAL COMPANY

  As part of the Acquisition (see Note 3), the Company assumed ARCO Chemical's environmental liability, which totaled $39 million at December 31, 1998 and reflects the Company's latest assessment of potential future remediation costs associated with known ARCO Chemical sites. The liability is related to four current plant sites, one former plant site and one federal Superfund site for amounts ranging from $2 million to $18 million per site. Further, the Acquired Business is involved in administrative proceedings or lawsuits relating to a minimal number of other Superfund sites. The Company estimates however, based upon currently available information, that potential loss contingencies associated with these sites, individually and in the aggregate, are not significant. Substantially all amounts accrued are expected to be paid out over the next five to ten years.

  The Company has relied upon remedial investigation/feasibility studies ("RI/FS") at each site of the Acquired Business as a basis for estimating remediation costs at the site. RI/FS or preliminary assessments have been completed at most of the sites. However, selection of the remediation method and the cleanup standard to be applied are, in most cases, subject to approval by the appropriate government authority. Accordingly, the Company may have possible loss contingencies in excess of the amounts accrued to the extent the scope of remediation required, the final remediation method selected and/or the cleanup standard applied, vary from the assumptions used in estimating the liability. The Company estimates that the upper range of these possible loss contingencies should not exceed the amount accrued by more than $65 million.

  During July 1994, the Company reported results of an independent investigation conducted by the Audit Committee of the Board of Directors regarding the compliance status of two process waste-water streams under the applicable Benzene National Emissions Standard for Hazardous Air Pollutants ("NESHAPS") regulations and certain issues raised by an employee. The Company has been informed that this matter is considered closed by the EPA and no further enforcement action is anticipated.

  The extent of loss related to environmental matters ultimately depends upon a number of factors, including technological developments, changes in environmental laws, the number and ability to pay of other parties involved at a particular site and the Company's potential involvement in additional environmental assessments and cleanups. Based upon currently known facts, management believes that any remediation costs the Company may incur in excess of the amounts accrued or disclosed above would not have a material adverse impact on the Company's Consolidated Financial Statements.

  MTBE--Certain federal and state legislative initiatives have sought to either rescind the oxygenate requirement for reformulated gasoline sold in California and other states or restrict the use of MTBE. There is ongoing review of this issue and the ultimate resolution of the appropriateness of using MTBE could result in a significant reduction in the Company's MTBE sales. In addition, the Company has a take-or-pay contract with ARCO, which contributes significant pretax margin. If such legislative initiatives were enacted, ARCO has indicated that it might attempt to invoke a force majeure provision in the contract in order to reduce the quantities of MTBE it purchases under, or to terminate, the contract. The Company would vigorously dispute such action.

  General--The Company is involved in various lawsuits and proceedings. Subject to the uncertainty inherent in all litigation, management believes the resolution of these proceedings will not have a material adverse effect upon the Consolidated Financial Statements of the Company.

  In the opinion of management, any liability arising from the matters discussed in this Note is not expected to have a material adverse effect on the Consolidated Financial Statements of the Company. However, the adverse resolution in any reporting period of one or more of these matters discussed in this Note could have a material impact on the Company's results of operations for that period without giving effect to contribution or indemnification obligations of co-defendants or others, or to the effect of any insurance coverage that may be available to offset the effects of any such award.

                           LYONDELL CHEMICAL COMPANY

19. Lease Commitments

  The Company leases various facilities and equipment under noncancelable lease arrangements for varying periods. As of December 31, 1998, future minimum lease payments for years ending December 31, relating to all noncancelable operating leases with lease terms in excess of one year were as follows:

      Millions of dollars
      -------------------
      1999................................................................ $ 52
      2000................................................................   42
      2001................................................................   38
      2002................................................................   33
      2003................................................................   26
      Thereafter..........................................................  310
                                                                           ----
        Total minimum lease payments...................................... $501
                                                                           ====

  Operating lease net rental expenses for 1998, 1997 and 1996, including Lyondell Methanol for 1997 and LCR for 1996, were $39 million, $43 million and $66 million, respectively.

20. Stockholders' Equity

  Dividends--During 1998, 1997 and 1996, the Company paid regular quarterly dividends of $.225 per share on common stock outstanding.

  Basic and Diluted Earnings per Share--Basic earnings per share for all periods presented are computed based upon the weighted average number of shares outstanding for the periods. Diluted earnings per share include the effect of outstanding stock options issued under the Executive Long-Term Incentive Plan and the Incentive Stock Option Plan. The following earnings per share ("EPS") data is presented for the years ended December 31:

                                             1998         1997         1996
                                          ----------- ------------ ------------
Thousands of shares                       Shares EPS  Shares  EPS  Shares  EPS
-------------------                       ------ ---- ------ ----- ------ -----
Basic.................................... 77,669 $.67 79,796 $3.58 80,000 $1.58
Dilutive effect of options...............     30   --     17    --     45    --
                                          ------ ---- ------ ----- ------ -----
Diluted.................................. 77,699 $.67 79,813 $3.58 80,045 $1.58
                                          ====== ==== ====== ===== ====== =====

  Treasury Stock--From time to time the Company purchases its shares in the open market to be used for issuances under the Company's employee compensation and benefits plans, including stock option and restricted stock plans. During 1998, the Company purchased 500,000 shares for approximately $10 million to be used for such plans. The Company reissued, under the Restricted Stock Plan, 88,848 shares previously purchased. Earlier in 1998, the Company completed the stock repurchase program authorized by the Company's Board of Directors in September 1997. A total of 2,567,051 shares were purchased for $75 million under this stock repurchase program.

  Restricted Stock Plan--During 1998 the Company granted and issued 88,848 shares of restricted stock to employees of the Acquired Business. The shares vest on various dates through December 15, 2000, depending upon the terms of the individual grants. Employees are entitled to receive dividends on the restricted shares.

  Rights to Purchase Common Stock--On December 8, 1995, the Board of Directors of Lyondell declared a dividend of one right ("Right") for each outstanding share of the Company's common stock to stockholders of record on December 20, 1995. The Rights become exercisable upon the earlier of: (i) ten days following a

                           LYONDELL CHEMICAL COMPANY
public announcement by another entity that it has acquired beneficial ownership of 15 percent or more of the outstanding shares of common stock; or (ii) ten business days following the commencement of a tender offer or exchange offer to acquire beneficial ownership of 15 percent or more of the outstanding shares of common stock, except under certain circumstances. The Rights expire at the close of business on December 8, 2005 unless earlier redeemed at a price of $.0005 per Right or exchanged by the Company as described in the Rights Agreement dated as of December 8, 1995.

  Preferred Stock--The Company has authorized 80,000,000 shares of preferred stock, $.01 par value, of which none were issued or outstanding at December 31, 1998.

  Stock Options--The Company's Executive Long-Term Incentive Plan ("LTI Plan") became effective in November 1988. The last stock options granted under the LTI Plan were granted in March 1994. No additional stock option grants will be made under this plan. The LTI Plan provided, among other compensation awards, for the granting to officers and other key management employees of non-qualified stock options for the purchase of up to 1,295,000 shares of the Company's common stock. The number of options exercisable each year is equal to 25 percent of the number granted after each year of continuous service starting one year from the date of grant. The LTI Plan provided that the option price per share was not less than 100 percent of the fair market value of the stock on the effective date of the grant. As of December 31, 1998, options covering 621,835 shares were outstanding under the LTI Plan with a weighted average remaining life of 4 years, all of which were exercisable at prices ranging from $18.25 to $30.00 per share. The following summarizes stock option activity for the LTI Plan:

                                                           Number     Average
                                                             of     Option Price
                                                           Shares    Per Share
                                                          --------  ------------
Balance, January 1, 1996.................................  948,256     $23.26
  Exercised.............................................. (204,454)     22.64
                                                          --------
Balance, December 31, 1996...............................  743,802      23.43
  Exercised..............................................  (11,642)     19.15
                                                          --------
Balance, December 31, 1997...............................  732,160      23.50
  Exercised.............................................. (110,325)     22.84
                                                          --------
Balance, December 31, 1998...............................  621,835      23.62
                                                          ========

                           LYONDELL CHEMICAL COMPANY

  The Company's Incentive Stock Option Plan ("ISO Plan"), a tax qualified plan, became effective in January 1989. The last stock options granted under the ISO Plan were granted in March 1993. No additional grants will be made under the ISO Plan. All employees of the Company who were not on the executive payroll were eligible to participate in the ISO Plan, subject to certain restrictions. Various restrictions apply as to when and to the number of stock options that may be exercised during any year. As of December 31, 1998, options covering 145,191 shares were outstanding at $30.00 per share. These options were held by 641 eligible employees and expired in January 1999. At December 31, 1998, no stock options were exercisable. The following summarizes stock option activity for the ISO Plan:

                                                           Number     Average
                                                             of     Option Price
                                                           Shares    Per Share
                                                           -------  ------------
Balance, January 1, 1996.................................. 189,553     $29.64
  Canceled/forfeited...................................... (10,303)     28.51
  Exercised...............................................  (3,446)     19.44
                                                           -------
Balance, December 31, 1996................................ 175,804      29.91
  Canceled/forfeited...................................... (18,250)     29.68
  Exercised...............................................    (803)     19.44
                                                           -------
Balance, December 31, 1997................................ 156,751      29.99
  Canceled/forfeited...................................... (11,408)     30.00
  Exercised...............................................    (152)     19.44
                                                           -------
Balance, December 31, 1998................................ 145,191      30.00
                                                           =======

  Employee stock options are accounted for under the intrinsic value based method prescribed by the Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no compensation cost has been recognized in connection with stock option grants under the plans. There were no grants in any of the years ended December 31, 1998, 1997 and 1996.

21. Supplemental Cash Flow Information

  Supplemental cash flow information is summarized as follows for the years ended December 31:

      Millions of dollars                                        1998 1997 1996
      -------------------                                        ---- ---- ----
      Cash paid during the year for:
       Interest:
        Paid.................................................... $230 $ 66 $103
        Less amount capitalized.................................   --   --   32
                                                                 ---- ---- ----
         Net.................................................... $230 $ 66 $ 71
                                                                 ==== ==== ====
       Income taxes............................................. $ 63 $125 $ 42
                                                                 ==== ==== ====

  The petrochemicals and polymers businesses contributed by the Company to Equistar on December 1, 1997 included non-cash net assets with a net book value of $762 million, including $381 million of accounts receivable, $233 million of inventory, $826 million of net property, plant and equipment and $745 million of long-term debt, including the current maturities. In addition, the Company contributed a $345 million term note payable to Equistar, which was repaid in July 1998.

                           LYONDELL CHEMICAL COMPANY

22. Segment and Related Information

  Using the guidelines set forth in SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company has identified four reportable segments in which it operates. The reportable segments are: (i) intermediate chemicals and derivatives; (ii) petrochemicals; (iii) polymers; and (iv) refining. The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies (see Note 2). The methanol segment is not a reportable segment. The reportable segments are described further below:

  Intermediate Chemicals and Derivatives--This segment consists of the production and marketing of propylene oxide ("PO"), polyether polyols, propylene glycol, propylene glycol ethers, toluene diisocyanate ("TDI"), styrene monomer ("SM") and methyl tertiary butyl ether ("MTBE").

  Petrochemicals--This segment consists of operations in: olefins, including ethylene, propylene, butadiene, butylenes and specialty products; aromatics, including benzene and toluene; methanol; oxygenated chemicals, including ethylene oxide and derivatives, MTBE, ethyl alcohol and diethyl ether; and specialty chemicals, including refinery blending stocks. The petrochemicals business of Equistar for 1998 and December 1997 is included in this segment.

  Polymers--This segment consists of operations in: polyolefins, including high density polyethylene ("HDPE"), low density polyethylene ("LDPE"), linear low density polyethylene ("LLDPE") and polypropylene; and performance polymers products, including color concentrates and compounds, wire and cable resins and compounds, adhesive resins, and fine powders. The polymers business of Equistar for 1998 and December 1997 is included in this segment.

  Refining--This segment, which is comprised of LCR operations, consists of: refined petroleum products, including conventional and reformulated gasoline, low sulfur diesel and jet fuel; aromatics produced at the Refinery, including benzene, toluene, paraxylene and orthoxylene; lubricants, including industrial lubricants, motor oils, white oils, process oils and base oils; carbon black oil; sulfur; residual oil; petroleum coke fuel; olefins feedstocks; and crude oil resales.

  No customer accounted for 10 percent or more of consolidated sales during 1998, 1997 or 1996, other than CITGO during 1996, which purchased substantially all of the refined products produced at the LCR Refinery under the Products Agreement (see Note 5). Under the terms of that agreement, CITGO continues to purchase a substantial portion of the output of the Refining segment.

                           LYONDELL CHEMICAL COMPANY

  Summarized financial information concerning the Company's reportable segments is shown in the following table. The table includes certain reclassifications for an intersegment pricing adjustment recorded in 1996. Intersegment sales from the petrochemicals segment to the polymers segment in 1997 and 1996 include ethylene and propylene produced at Equistar's Channelview facility. Intersegment sales between the petrochemicals and refining segments in 1997 and 1996 include olefins feedstocks and benzene produced at the Refinery, and gasoline blending stocks and hydrogen produced at Equistar's Channelview facility. Intersegment sales were made at prices based upon current market values.

                         Intermediate
                          Chemicals
                             and
Millions of dollars      Derivatives  Petrochemicals Polymers Refining Other  Total
-------------------      ------------ -------------- -------- -------- -----  ------
1998
Sales and other
 operating revenues.....    $1,447                                            $1,447
Income from equity
 investments before
 unusual charges........        --        $  159       $ 89    $  116  $(108)    256
Unusual charges.........        57            --         --         6     19      82
Operating income........       108           159         89       110   (127)    339
Total assets............     8,200           297        201       315    212   9,225
Capital expenditures....        64            --         --        --     --      64
Depreciation and
 amortization expense...       138            --         --        --     --     138

1997
Sales and other
 operating revenues:
  Customers.............                  $2,108       $770                   $2,878
  Intersegment..........                     424         --            $(424)     --
Income from equity
 investments before
 unusual charges........                      28         13    $  102    (11)    132
Unusual charges.........                      --         --        --     40      40
Operating income........                     472         95       102   (135)    534
Total assets............                     447        349       300    463   1,559
Capital expenditures....                      27         13        --      9      49
Depreciation and
 amortization expense...                      50         29        --      5      84

1996
Sales and other
 operating revenues:
  Customers.............                  $1,628       $783    $2,641         $5,052
  Intersegment..........                     665         --       171  $(836)     --
Operating income........                     240         97         1    (60)    278
Total assets............                     870        624     1,706     76   3,276
Capital expenditures....                      57         20       529      3     609
Depreciation and
 amortization expense...                      44         29        34      3     110

                           LYONDELL CHEMICAL COMPANY

  The following table presents the details of "Other" operating income as presented above for the years ended December 31:

   Millions of dollars                                     1998   1997   1996
   -------------------                                     -----  -----  -----
   Expenses, principally Equistar selling, general and
    administrative, not allocated to petrochemicals and
    polymers segments..................................... $(114) $ (95) $ (60)
   Income from equity investment in Lyondell Methanol
    Company, L.P..........................................     6     --     --
   Unallocated unusual charges............................   (19)   (40)    --
                                                           -----  -----  -----
     Total................................................ $(127) $(135) $ (60)
                                                           =====  =====  =====

  The following "Sales and other operating revenues" by country data are based upon the location of the use of the product. Long-lived assets by country data are based upon the location of the assets. The data are for the five months ended and as of December 31, 1998, respectively:

                                                            Sales and
                                                              Other
                                                            Operating Long-Lived
      Millions of dollars                                   Revenues    Assets
      -------------------                                   --------- ----------
      United States........................................  $  724     $3,046
      Foreign..............................................     723      1,465
                                                             ------     ------
        Total..............................................  $1,447     $4,511
                                                             ======     ======

  Foreign long-lived assets primarily consist of the net property, plant and equipment of two plants, located in Rotterdam, The Netherlands, and Fos-sur-Mer, France, both of which are part of the intermediate chemicals and derivatives segment. Prior to the purchase of the Acquired Business as of July 28, 1998, the Company did not have operations outside the United States and export sales were not significant.

23. Unaudited Quarterly Results

                                                      For the quarter ended
                                                  -----------------------------
                                                  March June September December
Millions of dollars, except per share data         31    30     30        31
------------------------------------------        ----- ---- --------- --------
1998
Sales and other operating revenues............... $ --  $ --   $566      $881
Income from equity investments...................  120    53     61        22
Operating income.................................  107    45     87       100
Income (loss) before income taxes................  104    47    (24)      (38)
Net income (loss)................................   65    29    (15)      (27)
Basic and diluted earnings (loss) per share......  .82   .38   (.20)     (.35)

1997
Sales and other operating revenues............... $755  $789   $799      $535
Income from equity investments...................    6    21     29        76
Operating income.................................   85   167    182       100
Income before income taxes.......................   63   146    162        85
Net income.......................................   40    93    102        51
Basic and diluted earnings per share.............  .50  1.17   1.27       .64

--------
Earnings per common share calculations for each of the quarters are based upon the weighted average number of shares outstanding for each period (basic earnings per share). The sum of the quarters may not necessarily be equal to the full year earnings per share amount.

                           LYONDELL CHEMICAL COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


24. Supplemental Guarantor Information

  Lyondell Chemical Worldwide, Inc. ("LCWI") and Lyondell Chemical Nederland, Ltd. ("LCNL") (collectively, the "Guarantors") are each Delaware corporations and direct or indirect subsidiaries of Lyondell. LCWI is a wholly owned subsidiary of Lyondell that operates Lyondell's intermediate chemicals and derivatives business. LCNL is a wholly owned subsidiary of LCWI that operates a chemical production facility in Rotterdam, The Nederlands. These subsidiaries may be guarantors of debt securities anticipated to be registered by Lyondell during 1999. LCWI and LCNL are also guarantors under Lyondell's Credit Facility. Separate financial statements of the Guarantors are not considered to be material to the holders of the proposed debt securities. The following condensed consolidating financial information as of and for the year ended December 31, 1998 presents supplemental information for the Guarantors.

                 CONDENSED CONSOLIDATING FINANCIAL INFORMATION
                AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1998
                             (Millions of Dollars)

                                                                                           Non-                         Consolidated
                                                         Lyondell      Guarantors       Guarantors     Eliminations       Lyondell
                                                         --------     -------------     ----------     ------------     ------------
BALANCE SHEET

Total current assets                                      $  281        $  1,035          $   10          $    --           $1,326
Property, plant and equipment, net                                         4,511                                             4,511
Other Investments and long-term receivables                6,231              53           1,018           (6,224)           1,078
Goodwill, net                                                              1,430                                             1,430
Deferred charges and other assets                            204             676                                               880
                                                         --------     -------------     ----------     ------------     ------------
Total assets                                              $6,716          $7,705          $1,028          $(6,224)          $9,225
                                                         ========     =============     ==========     ============     ============
Current maturities of long-term debt                      $1,586          $   17          $   --          $    --           $1,603
Other current liabilities                                     49             685                                               734
Long-term debt                                             4,763             628                                             5,391
Other liabilities and deferred credits                        60             234                                               294
Deferred income taxes                                        (27)            190             250                               413
Intercompany liabilities (assets)                           (382)            150             232                                --
Minority interest                                                            216                                               216
Stockholders' equity                                         667           5,585             546           (6,224)             574
                                                         --------     -------------     ----------     ------------     ------------
Total liabilities and stockholders' equity                $6,716          $7,705          $1,028          $(6,224)          $9,225
                                                         ========     =============     ==========     ============     ============

INCOME STATEMENT

Sales and other operating revenues                        $   --          $1,447          $   --          $    --           $1,447
Cost of sales                                                              1,089                                             1,089
Selling, general and administrative expenses                  22             104                                               126
Research and development                                                      26                                                26
Amortization of goodwill and other intangible assets                          41                                                41
Unusual charges                                                3              57              22                                82
                                                         --------     -------------     ----------     ------------     ------------
Operating income                                             (25)            130             (22)                               83
Income from equity investments                                --              --             256                               256
Interest expense, net                                       (241)            (21)                                             (262)
Intercompany income (expense)                                228            (215)            (13)                               --
Other income (expense), net                                  209              (2)                            (195)              12
Provision for income taxes                                     9              31             (77)                              (37)
                                                         --------     -------------     ----------     ------------     ------------
Net income                                                $  180          $  (77)         $  144          $  (195)          $   52
                                                         ========     =============     ==========     ============     ============

                           LYONDELL CHEMICAL COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

                                                                                           Non-                         Consolidated
                                                         Lyondell      Guarantors       Guarantors     Eliminations       Lyondell
                                                         --------     -------------     ----------     ------------     ------------
STATEMENT OF CASH FLOWS

Net income                                                $  180        $    (77)         $  144          $  (195)          $   52
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
 Depreciation and amortization                                23             115                                               138
 Unusual charges                                                              57                                                57
 Deferred income taxes                                         2              61              13                                76
 Changes in working capital and other                       (359)            202              97                               (60)
                                                         --------     -------------     ----------     ------------     ------------
  Net cash provided by (used in) operating activities       (154)            358             254             (195)             263

Acquisition of ARCO Chemical Company, net of
 cash required                                            (5,869)                                                           (5,869)
Expenditures for property, plant and equipment                               (64)                                              (64)
Contributions and advances of affiliate                        9                             (44)                              (35)
Distributions from affiliate in excess of earnings           105                             435             (105)             435
Deconsolidation of affiliate                                                                 (11)                              (11)
                                                         --------     -------------     ----------     ------------     ------------
  Net cash provided by (used in) investing
   activities                                             (5,755)            (64)            380             (105)          (5,544)

Proceeds from issuance of long-term debt                   6,500                                                             6,500
Payment of debt issuance costs                              (130)                                                             (130)
Net decrease in short-term debt                             (100)                                                             (100)
Repayments of long-term debt                                (151)           (219)           (345)                             (715)
Repurchase of common stock                                   (59)                                                              (59)
Dividends paid                                               (70)                           (300)             300              (70)
                                                         --------     -------------     ----------     ------------     ------------
  Net cash provided by (used in) financing activities      5,990            (219)           (645)             300            5,426

Effect of exchange rate changes on cash                                        2                                                 2
                                                         --------     -------------     ----------     ------------     ------------
Increase (decrease) in cash and cash equivalents              81              77             (11)              --              147
Cash and cash equivalents, beginning of year                  75              --              11                                86
                                                         --------     -------------     ----------     ------------     ------------
Cash and cash equivalents, end of year                    $  156           $  77           $  --            $  --          $   233
                                                         ========     =============     ==========     ============     ============

                                      34